Exhibit 99.1

COLUMBIA SPORTSWEAR COMPANY APPOINTS CHRISTIANA SMITH SHI
TO ITS BOARD OF DIRECTORS

Portland, Ore. — Columbia Sportswear Company (Nasdaq: COLM), a global leader in designing, sourcing, marketing, and distributing outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products, today announced that its board of directors appointed Christiana Smith Shi to serve as a director and member of its Audit Committee, effective July 8, 2022.

Ms. Shi is the Principal at Lovejoy Advisors, LLC, an advisory services firm focused on digitally transforming consumer and retail businesses, which she founded in 2016. Previously, she served as President, Direct-to-Consumer at Nike, Inc. from 2013 until 2016 after serving in various roles beginning in 2010.

Ms. Shi serves on the board of directors, governance and people committee and compensation committee of Mondelēz International, Inc. (Nasdaq: MDLZ). Ms. Shi also serves on the board of directors, compensation and human capital committee and risk committee of United Parcel Service, Inc. (NYSE: UPS).

“We are thrilled to have Christiana join our board of directors,” said Chairman, President and CEO, Tim Boyle. “Christiana’s deep direct-to-consumer experience will be a tremendous asset to our Board as we look to grow that portion of our business.”

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.SOREL.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com